Exhibit 99.1

Zynex Announces 2021 Fourth Quarter and Full Year Earnings

Englewood, CO, February 24, 2022 -- Zynex, Inc. (Nasdaq: ZYXI) an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, today reported financial results for the fourth quarter and full year ended December 31, 2021.

-	2021 Full Year
o	Revenue increased 63% year over year to $130.3 million
o	Orders increased 89%
o	Net income increased 88% to $17.1 million; Diluted EPS of $0.44
o	Adjusted EBITDA increased 95% to $26.7 million
o	6th straight year of profitability
o	$42.6 million cash balance
-	2021 Fourth Quarter
o	Revenue increased 58% year over year to $40.4 million
o	Orders increased 18%
o	Net income increased 398% to $8.9 million; Diluted EPS $0.23
o	Adjusted EBITDA increased 276% to $13.0 million

Fourth Quarter Financial Results Summary:

For the fourth quarter, the Company reported net revenue of $40.4 million, a 58% increase over fourth quarter of 2020. Gross margins were 82%, better than previous guidance ranging between 75% and 80%. Net income was $8.9 million, a 398% increase from Q4 2020.

As of December 31, 2021, the Company had working capital of $59.8 million, compared to $52.9 at the close of last fiscal year. Cash on hand was $42.6 million at the end of the fourth quarter, up over $7.2 million, or 20%, from Q3.

President and CEO Commentary:

“We are thrilled to announce another consecutive quarter of record growth. We recognized the highest quarterly revenues in the Company’s history, and are poised for further expansion supported by Zynex’s financial health,” said Thomas Sandgaard, President and CEO. “Adjusted EBITDA margins continue to increase and represent our vigilance for growing top line revenue and managing operational efficiencies. Labor market dynamics have made attracting qualified sales reps and employees for our corporate headquarters in Colorado difficult. Therefore, we expect order growth to be fairly modest until the job market eventually normalizes and we are able to add additional reps to our sales force.”

First Quarter and Full Year 2022 Guidance

Full year 2022 revenue is estimated in the range of $150-$170 million and Adjusted EBITDA between $25 and $35 million. The revenue range is based on the current labor shortage and growing the sales force at a slower cadence than previously anticipated. Adjusted EBITDA is impacted by increased operating expenses to support the Monitoring Division (ZMS) as the Kestrel products are prepared for FDA submission and the fluid monitor is readied for the market. These initiatives are currently estimated at an approximately $5M OPEX increase over 2021. Profitability is expected to grow as sales reps become more efficient, further highlighting the expected EBITDA growth in 2022.

First quarter 2022 revenue is estimated to range between $29 and $32 million, an increase of approximately 26% from 1Q21. Primarily affected by the resetting of health insurance deductibles in the beginning of a calendar year, seasonably lower revenues in the first quarter are a historical trend for Zynex and an industry norm.

First quarter 2022 Adjusted EBITDA is estimated to range between $3.0 and $4.5 million, an increase of approximately 1072% from 1Q21.

Sales and profit will ramp through the remainder of 2022 and bolster expected growth for the full year.

Conference Call and Webcast Details

Thursday, February 24, 2022 at 2:15 p.m. MT / 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast: https://www.webcaster4.com/Webcast/Page/1487/44417

US Participant Dial In (TOLL FREE): 1-844-825-9790

International Participant Dial In: 1-412-317-5170

Canada Participant Dial In (TOLL FREE): 1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the financial information prepared in accordance with GAAP.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, forecasts, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.  The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including, but not limited to our Annual Report on Form 10-K for the year ended December 31, 2020 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact

Gilmartin Group

650 Fifth Ave., Suite 2720

New York, NY 10019

IR@zynex.com

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash	$42,612	$39,173
Accounts receivable, net	28,632	13,837
Inventory, net	10,756	8,635
Prepaid expenses and other	689	1,378
Total current assets	82,689	63,023

Property and equipment, net	2,186	1,925
Operating lease asset	16,338	5,993
Finance lease asset	389	321
Deposits	585	347
Intangible assets, net of accumulated amortization	9,975	-
Goodwill	20,401	-
Deferred income taxes	711	566
Total assets	$133,274	$72,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	4,739	4,709
Cash dividends payable	3,629	8
Operating lease liability	2,859	2,051
Finance lease liability	118	77
Income taxes payable	2,296	280
Current portion of debt	5,333	-
Accrued payroll and related taxes	3,897	2,992
Total current liabilities	22,871	10,117
Long-term liabilities:
Long-term portion of debt, less issuance costs	10,605	-
Contingent consideration	9,700	-
Operating lease liability	15,856	4,920
Finance lease liability	317	283
Total liabilities	59,349	15,320

Stockholders' equity:
Common stock	41	36
Additional paid-in capital	80,397	37,235
Treasury stock	(6,513)	(3,846)
Retained earnings	-	23,430
Total stockholders' equity	73,925	56,855
Total liabilities and stockholders' equity	$133,274	$72,175

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
NET REVENUE
Devices	$13,349	$8,243	$36,613	$21,269
Supplies	27,017	17,362	93,688	58,853
Total net revenue	40,366	25,605	130,301	80,122

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	7,331	5,659	27,321	17,417
Sales and marketing	13,628	12,320	54,290	34,133
General and administrative expense	7,821	5,328	26,324	18,323
Total costs of revenue and operating expenses	28,780	23,307	107,935	69,873

Income from operations	11,586	2,298	22,366	10,249

Other income (expense)
Loss on disposal of non-controlling interest	-	(77)	-	(77)
Interest expense	(23)	(5)	(95)	(19)
Other income (expense), net	(23)	(82)	(95)	(96)

Income from operations before income taxes	11,563	2,216	22,271	10,153
Income tax expense	2,669	428	5,168	1,079
Net Income	$8,894	$1,788	$17,103	$9,074

Net income per share:
Basic	$0.23	$0.05	$0.45	$0.24
Diluted	$0.23	$0.05	$0.44	$0.24

Weighted average basic shares outstanding	38,411	38,258	38,317	37,256
Weighted average diluted shares outstanding	39,170	39,199	39,197	38,438

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Adjusted EBITDA:
Net income	$8,894	$1,788	$17,103	$9,074
Depreciation and Amortization*	214	272	925	742
Stock-based compensation expense	589	875	1,630	2,681
Restructuring/severance**	-	-	318	-
Interest expense and other, net	23	82	95	96
Non-cash lease expense ***	572	-	1,428	-
Income tax expense	2,669	428	5,168	1,079
Adjusted EBITDA	$12,961	$3,445	$26,667	$13,672
% of Net Revenue	32%	13%	20%	17%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

** Severance of former COO Giusseppe Papandrea which was fully expensed in Q1-2021

*** Amount expensed on new company headquarters on which no payments are due until 2022